CONFIDENTIAL -- FINAL RELEASE -- JANUARY 11, 2000 (2:00 P.M. EST)
 TARGET RELEASE DATE   JANUARY 11, 2000 AT 4:30 P.M. EST

 INVESTORS:                    MEDIA:
 Doug Wilburne                 Karen Rugen
 (717) 975-3710                (717) 730-7766


 FOR IMMEDIATE RELEASE

                 RITE AID ANNOUNCES AGREEMENT WITH LENDERS
                   REGARDING DEFERRED FINANCIAL REPORTING
                        PENDING COMPLETION OF REVIEW
                  BY NEW MANAGEMENT TEAM AND NEW AUDITORS


 Camp Hill, PA, January 11, 2000 -- Rite Aid Corporation (NYSF, PSE: RAD) today announced that it has reached agreements with its lenders under its credit facilities and other financing arrangements, representing approximately $3 billion of debt, to implement a deferred financial reporting program through July 11, 2000. The agreements give the Company's new management team and its new auditors, Deloitte & Touche LLP, time to fully review the Company's historical financial information, conclude the previously announced reaudits for the Company's 1997-99 fiscal years, and complete audited financial statements for the Company's 2000 fiscal year ending on February 26, 2000. The Company continues to borrow, as needed, under its lending agreements for general working capital and to fund the refinancing of commercial paper issues as they become due.

 Rite Aid also announced that it intends to commence a consent solicitation this week to amend various public debt indentures similarly to extend the time to make SEC filings through July 11, 2000. Rite Aid said that it has retained the investment banking firm of Salomon Smith Barney, Inc. and J.P. Morgan Securities Incorporated to manage the consent solicitations.

 Regular quarterly earnings announcements and the filing of the Company's remaining quarterly and annual reports for fiscal year 2000, including the filing of the third quarter report for the quarter ending November 27, 1999, will be made at the completion of the review. The Company agreed with its lenders that these filings would be completed no later than July 11, 2000, which is the regular filing date for the Form 10-Q for the first quarter the Company's fiscal year and which will be the first full fiscal quarter under the Company's new management team appointed in December, 1999.

 Bob Miller, Chairman and Chief Executive Officer, said, "Given our short time here at Rite Aid and the required audits now underway by Deloitte & Touche LLP, we have concluded that the work necessary to file the Company's fiscal year 2000 third quarter results will not be completed in time to meet today's SEC filing date and that it is appropriate for the Company to adopt this deferred financial reporting program. This is the responsible course of action for Rite Aid to take. We appreciate the strong support by our lenders of Rite Aid's now management team and today's actions."

 Mr. Miller continued, "We are confident and enthusiastic about the Company's prospects and its ability to achieve levels of operating profitability in line with the industry in the future. Since our arrival one month ago, Rite Aid has taken constructive steps in its efforts to restore profitability mid capitalize on the very real core competencies and competitive strengths of our business, including putting into place rigorous financial controls and accounting procedures. We are currently developing our business plan to take advantage of Rite Aid's core strengths including its market position, brand name awareness, modern store base and relevant store format, strong pharmacy business, experienced field management, efficient infrastructure and strong growth opportunities. These new agreements with our lenders give us adequate time to review historical financial matters, including making changes if required, and will allow us to focus on managing our business successfully. We look forward to doing so in partnership with and strengthened by the continued support of our lenders, employees and vendors."

 The Company told its lenders that the financial review underway does not provide any basis for the Company to conclude either that it is not in compliance with any of the financial or other covenants in its lending agreements or that the Company cannot satisfy any of the other conditions to borrowing under the agreements. The Company said that the amendments approved by its lenders last month to the covenants in its credit facilities and other financing arrangements give the new management team appropriate levels of flexibility to pursue an operating strategy aimed at building revenues and increasing earnings at Rite Aid; those amendments will be filed with the SEC, along with the agreements with Rite Aid's lenders announced today and the compensation agreements for the new management team.

 The Company said that the new agreements with its lenders also waive any technical defaults to its credit facilities and other financing arrangements that may arise from the deferred financial reporting program on account of covenants in the Company's public debt documents. All the waivers remain in effect until ten days prior to the expiration of any applicable grace period under the terms of the Company's agreements with its public bondholders but not late than the July 11, 2000 deferred filing date. The Company said that no grace period is triggered under any of the Company's public debt documents unless affirmative action is taken by bondholders or indenture trustees and that if such action were taken, the Company would then have at least sixty days to resolve any issues raised.

 Rite Aid is one of the nation's leading drugstore chains with annual revenues of approximately $14 billion and approximately 3,800 stores in 30 states and the District of Columbia. Rite Aid owns PCS Health Systems, Inc., which provides pharmacy benefit management programs and services that can help improve patient health and reduce health care costs. Rite Aid also owns approximately 22 percent of drugstore.com, a leading online source for health, beauty and pharmacy products. Information about Rite Aid, including corporate background and press releases, can be found at the Company's Web site at http://www.riteaid.com.

 This press release may contain forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied n the forward-looking statements. Factors that could cause actual results to differ materially form those expressed or implied in such forward-looking statements include the preparation of restated historic financial statements, final audit adjustments, completion of the SEC's review of the Company's financial reporting and the impact of possible asset sales or other corporate transactions which the Company is currently considering but the consummation of which is not assured. Additional factors could include competitive pricing pressures, third party prescription reimbursement levels, continued consolidation of the drugstore industry, consumer preferences, regulatory changes governing pharmacy practices, general economic conditions, inflation, merchandise supply constraints, interest rate movements, access to capital, the development of the Internet markets for pharmaceuticals, availability of real estate, construction and start-up of drugstore and distribution center facilities, and the effects of technological difficulties. Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks and uncertainties. Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.


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